CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement 333-262119 on Form N-2 of our report dated December 21, 2023, relating to the financial statements and financial highlights of BlackRock Multi-Sector Income Trust (the “Fund”), appearing in the Annual Report on Form N-CSR for the year ended October 31, 2023.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

January 2, 2024